SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            Form 8-K



        Current Report Pursuant to Section 13 or 15(d) of
                   The Securities Act of 1934





Date of Report (Date of earliest event reported)      June 24, 1996




                         TGC Industries, Inc.
       (Exact name of registrant as specified in its charter)





        Texas                                       74-2095844

     (State or other          (Commission        (I.R.S. Employer
     jurisdiction of          File Number)     Identification No.)
     incorporation)



          1304 Summit Avenue, Suite 2, Plano, Texas  75074

     (Address of principal executive offices)       (Zip Code)



Registrant's telephone number, including area code: (214) 881-1099



Item 5.  Other Events

     On June 24, 1996, the Board of Directors of TGC Industries, Inc.
("TGC" or the "Company") approved a record date of July 15, 1996 (the "Record Date"), for the spin-off of its wholly-owned subsidiary, Chase Packaging Corporation ("Chase").

     Under the terms of the spin-off, TGC will liquidate Chase with TGC receiving all of Chase's properties and liabilities in cancellation of the Chase stock held by TGC. TGC intends to then form a new wholly owned subsidiary to which will be transferred all of the properties and liabilities previously received by TGC as a result of the liquidation of Chase, except TGC will retain the Portland, Oregon facility (which it intends to subsequently sell). The new subsidiary will be spun-off to the holders of TGC's Common Stock and, on an as if converted basis, to the holders of TGC's Series C 8% Convertible Exchangeable Preferred Stock (the "Preferred Stock"), which is being sold in a private placement that TGC anticipates will close the week of July 8, 1996. Assuming the maximum number of shares is sold in this private placement, 1,160,000 shares of Preferred Stock will be outstanding at $5 per share. Each share of Preferred Stock is convertible at the initial conversion price per share of Common Stock of Seventy-Five Cents. TGC anticipates the approval of the spin-off transaction by the primary lenders to Chase.

     Under the terms of the spin-off agreement, the holders of TGC's Common Stock and the holders of TGC's Series C 8% Convertible Exchangeable Preferred Stock as of the July 15 Record Date will receive Common Stock of Chase on the basis of one-half share of Chase for each share of Common Stock of TGC held as of the Record Date, or, with respect to the Preferred Stock of TGC held on the Record Date, one-half share of Chase for each share of Common Stock of TGC as if the Preferred Stock holder converted. Following the spin-off, the Company anticipates that Chase's common stock will trade over the counter and will be quoted on the OTC Bulletin Board. However, no assurance can be given that a market in Chase Common Stock will develop. Chase will continue the specialty packaging business, and TGC will continue in the geophysical services business.

     Although the effective date of the spin-off will be July 31, 1996, the Chase common stock will not begin trading until its registration statement with the Securities and Exchange Commission has been declared effective, which is expected to take place in August of 1996.


Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     TGC INDUSTRIES, INC.



July 3, 1996                         By:_/s/Rice M. Tilley, Jr.
                                            Rice M. Tilley, Jr.
                                            Assistant Secretary